EXHIBIT 99.1

Anchor Bancorp Wisconsin Inc. Announces First Quarter Dividend

MADISON, Wis., July 22, 2008 (PRIME NEWSWIRE) -- Anchor BanCorp Wisconsin Inc. (Nasdaq:ABCW) announced that the Board of Directors has declared a dividend for the first quarter of its 2009 fiscal year of $.10 to be paid on August 15, 2008 to shareholders of record as of August 1, 2008.

This dividend represents a reduction of $.08 from the dividend paid in the fourth quarter of Fiscal 2008. Douglas J. Timmerman, Chairman, stated, "The Board felt, given the challenges the economy is placing on us at the current time, that it was prudent to be conservative with respect to our capital, and therefore wise to trim our dividend level for the time being."

Anchor BanCorp's stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb, the wholly-owned subsidiary, has 74 full service offices and two loan origination only offices. All are located in Wisconsin.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Anchor BanCorp. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general economic conditions, deposit flows, loan demand, asset quality, competition, legislation or regulation and accounting principles, policies or guidelines affecting reports filed with the Securities and Exchange Commission for financial and business information regarding Anchor BanCorp, including information which could affect Anchor BanCorp's forward-looking statements.

CONTACT:  Anchor BanCorp Wisconsin Inc.
          Dale C. Ringgenberg, CFO
            (608) 252-1810
          Douglas J. Timmerman, Chairman
            (608) 252-8782